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                                                                    EXHIBIT 3.5




                          CERTIFICATE OF DESIGNATIONS

                                       of

                            WANG LABORATORIES, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)


                         ______________________________



        Wang Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on March 29, 1995:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, $.01 par value (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

        4-1/2% Series A Cumulative Convertible Preferred Stock:

        Section 1.  Designation and Amount.
                    -----------------------

        The shares of such series shall be designated as "4 1/2% Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 90,000.

        Section 2.  Dividends.
                    ----------

        Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends (including without limitation the 11% Exchangeable Preferred Stock), the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, out of funds legally available therefor, cash dividends of $45.00 per share per annum

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(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares),
when, as and if declared        by the Board of Directors of the Corporation.
Such dividends shall accrue (without interest) and shall be cumulative from the date of issuance of each share of Series A Preferred Stock, whether or not declared. Accrued but unpaid dividends shall bear interest at the rate of 4.5% per annum, compounded quarterly. Subject to the immediately following sentence, such dividends shall be payable in arrears on March 31, June 30, September 30 and December 31 in each year, commencing June 30, 1995 (except that if such date is a Saturday, Sunday or legal holiday, then each dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) (each such date being referred to herein as a "Quarterly Dividend Payment Date") to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the Quarterly Dividend Payment Date, as are fixed by the Board of Directors. Notwithstanding the foregoing, no dividends shall be paid or payable prior to the first Quarterly Dividend Payment Date (the "Initial Payment Date") following the later of (i) the date on which no shares of the 11% Exchangeable Preferred Stock are outstanding or (ii) the date on which such dividends may be paid pursuant to the (A) terms of the 11% Exchangeable Preferred Stock (if any of such shares remain outstanding) and (B) the terms of that certain Credit Agreement between the Corporation, BT Commercial Corporation as Agent and Bankers Trust Company as Issuing Bank dated as of January 30, 1995 or any successor agreement. Subject to the immediately preceding sentence, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any Quarterly Dividend Payment Date. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are obligated or authorized to close in New York, New York or in Boston, Massachusetts.

        Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

        Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:





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        (a)       Subject to the provisions for adjustment hereinafter set
forth, each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare of pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

        (b) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (c)(i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to or greater than six quarterly dividends thereon, the holders of the Series A Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board of Directors in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of Directors of this Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A


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Preferred Stock for the purpose of electing such members of the Board of
Directors or alternatively, the holders of Series A Preferred Stock may effect the election of two such directors by unanimous written consent without a meeting. Any special meeting hereunder shall in any event be held within 45 days of the occurrence of such arrearage.

        ii. During any period when the holders of Series A Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then and during such time as such right continues
(A) the then authorized number of Directors shall be increased by two, and the holders of Series A Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (B) each such additional Director shall not be a member of any existing class of the Board of Directors, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(c).

        (iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Preferred Stock entitled to vote in an election of such Director.

        (iv) If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Preferred Stock shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board of Directors shall call a special meeting of the holders of Series A Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting or alternatively, the holders of Series A Preferred Stock may effect the election of any director hereunder by unanimously written consent without a meeting. Any meeting hereunder shall in any event be held within 45 days of the occurrence of such vacancy.

        (v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Preferred Stock outstanding are paid, the term of office of any Director elected pursuant to this Section 3(c), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of the shares of the Series A Preferred Stock to vote as provided in this Section 3(c) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of shares of the Series A Preferred Stock shall have only the limited voting rights elsewhere herein set forth.



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                (vi)  Notwithstanding any other provision of this Section 3(a), dividends not paid prior to the Initial Payment Date shall not be considered to be in arrears until 90 days after the Initial Payment Date.

        (d) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, and the authorization of any shares of capital stock on a parity with Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series A Preferred Stock. The number of authorized shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to Section 151 of the General Corporation Law of Delaware or by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock, Series A Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

        (e) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 4.  Optional Conversion.
                    --------------------

        The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time following at least 61 days' prior written notice from the holder of record thereof to the Corporation ("Written Notice"), and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing


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$1,000 by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The "Conversion Price" shall initially be $23.00. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

        In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

        (b) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

        (c)(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), following the delivery of the Written Notice. Such Written Notice shall state the number of shares elected to be converted and such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The later of (i) date of receipt of such certificates or (ii) 61 days after receipt of the Written Notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) (or if later, a date specified in the Written Notice) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.


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            (ii)  The Corporation shall at all times when the Series A Preferred
Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

            (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

            (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall not be deemed to be outstanding after the Conversion Date and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

            (v) The holders of the Series A Preferred Stock shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.

        (d) If the Corporation shall at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become


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effective at the close of business on the date the subdivision or combination becomes effective.

        (e) In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Stock then in effect by a fraction:

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

        (f) In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable


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thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

        (g) If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

        (h) Subject to Section 5 hereof, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall


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thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

        (i) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

        (j) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

        (k)  In the event:

                (i) that the Corporation declares a dividend (or
                    any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (ii) that the Corporation subdivides or combines
                    its outstanding shares of Common Stock;

              (iii) of any reclassification of the Common Stock of
                    the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or


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               (iv) of the involuntary or voluntary dissolution,
                    liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

          (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

          (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

        (l) In the event that the Corporation shall have accrued, but unpaid, dividends on the Series A Preferred Stock outstanding immediately prior to, and in the event of, a conversion of any shares of Series A Preferred Stock as provided in this Section 4 or Section 5 below, the Corporation shall cause such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 4 or Section 5 below, as the case may be, hereof, except that the Conversion Price (as that term is defined in Section 4(a)) for such purpose shall be the then Value of the Common Stock as calculated pursuant to Section 8(e) below.

     Section 5.  Mandatory Conversion.
                 ---------------------

        (a) Immediately prior to the consummation of any Sale of the Corporation (as hereinafter defined), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate. "Sale of the Corporation" means (i) any consolidation or merger of the Corporation with or into any other corporation, other entity or person in which the holders of the Corporation's outstanding Common Stock immediately prior to the effective date of such transaction do not hold at least fifty


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(50%) of the outstanding voting securities of the surviving entity or (ii) a sale of all or substantially all of the assets of the Corporation to any
corporation, other entity or person, in each    case where the value per share
of the Corporation's Common Stock equals or exceeds the then applicable Conversion Price, as determined in good faith by the Board of Directors by dividing (x) the value of the Corporation immediately prior to the closing or effective date of such transaction (taking into account the consideration paid in connection with such transaction) by (y) the total number of shares of Common Stock then outstanding, including shares of Common Stock then issuable upon the conversion of the Series A Preferred Stock and exercise or conversion of any outstanding options, warrants or convertible securities that will be exercised or converted in connection with the transaction. The date that any Sale of the Corporation is consummated is hereby referred to as the "Mandatory Conversion Date."

        (b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock (or other securities or property into which the Common Stock has been converted) to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted (or other securities or property into which the Common Stock has been converted). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued


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and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof (or other securities or property into which the Common Stock has been converted) and cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

        (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

        Section 6.  Reacquired Shares.
                    ------------------

        Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

        Section 7.  Liquidation, Dissolution or Winding Up.
                    ---------------------------------------

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (including without limitation the 11% Exchangeable Preferred Stock") (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to the $1,000 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends accrued or declared but unpaid thereon.

        (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

        (c) A consolidation or merger of the Corporation with or into another corporation or entity, or a sale of all or substantially all of the assets of the Corporation, shall not be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

        Section 8.  Mandatory Redemption.
                    ---------------------

        (a) The Corporation will on October 1, 2003 redeem all shares of Series A Preferred Stock, or within 180 days of any written request of the holders thereof received by the Corporation at any time on or after the later of (i) the seventh anniversary of the Original Issue Date or (ii) the date on which no shares of 11% Exchangeable Preferred Stock are outstanding (each such date being referred to hereinafter as a "Mandatory Redemption Date"), redeem all shares of Series A Preferred Stock held by any such requesting holder, in each case at a price equal to $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, together with accrued and unpaid dividends thereon (the "Mandatory Redemption Price"). At its election, the Corporation may pay all or any portion of the Mandatory Redemption Price in cash or in Common Stock of the Corporation valued at its Market Value (as defined below).

        (b) If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock required under this
Section 8 to be redeemed on such date, and the Corporation has not otherwise elected to pay some or all of the Mandatory Redemption Price in shares of its Common Stock, those funds which are legally available will be used to pay the Mandatory Redemption Price on the maximum possible number of such shares of Series A Preferred Stock ratably on the basis of the number of shares of Series A

Preferred Stock then outstanding prior to such redemption and the Mandatory Redemption Price for the balance of such shares shall be paid with shares of the Corporation's Common Stock.

        (c) The Corporation shall provide notice of any redemption of Series A Preferred Stock pursuant to this Section 8 specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series A Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Series A Preferred Stock specified therein (other than such shares of Series A Preferred Stock as are duly converted pursuant to Section 4 prior to the close of business on the fifth full day preceding the Mandatory Redemption
Date).

        (d) No share of Series A Preferred Stock shall be entitled to any dividends declared after its Mandatory Redemption Date, and on such Mandatory Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

        (e) "Market Value" per share of Common Stock on any date means the average of the daily closing prices per share of Common Stock for the 30 consecutive Trading Days immediately prior to such date. The closing price for each day shall be the last sale price, regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automatic Quotations System or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Market Value" shall mean the fair market value per share as determined in good faith by the Board of Directors of the Corporation.

        (f) "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York and Boston, Massachusetts are authorized or obligated by law or executive order to close.

        IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Executive Vice President and Chief Financial Officer and attested by its Secretary this 26th day of May, 1995.


                                 WANG LABORATORIES, INC.


                                 /s/ Franklyn A. Caine
                                 --------------------------------
                                 Franklyn A. Caine
                                 Executive Vice President, Chief
                                 Fiancial Officer

Attest:


/s/ Albert A. Notini
--------------------------------
Albert A. Notini
Senior Vice President and
General Counsel, Secretary





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